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                                                                       Exhibit 1

CUSIP No. 879101103                SCHEDULE 13G              Page 11 of 13 Pages


                                    EXHIBIT 1
                             AGREEMENT TO FILE JOINT
                           STATEMENTS ON SCHEDULE 13G

      THIS AGREEMENT is entered into as of the 9th day of January, 2003 by and among Jean-Claude Asscher, a French citizen ("JCA"); Tekelec-Airtronic, S.A., a French corporation ("T-A"); and Edouard Givel, a Swiss citizen ("Givel").

                               W I T N E S S E T H

      WHEREAS, JCA, T-A and Givel may be deemed to hold or to have held beneficial ownership, individually and/or in the aggregate, of more than five percent of the shares of the Common Stock of Tekelec, a California corporation (the "Common Stock");

      WHEREAS, the Common Stock has been registered by Tekelec under Section 12(g) of the Securities Exchange Act of 1934 (the "Act");

      WHEREAS, pursuant to Rule 13d-1 under the Act, any person who holds more than five percent of such a class of registered equity securities as of the end of any calendar year is, under certain circumstances, permitted and/or required to file with the Securities and Exchange Commission a statement on Schedule 13G; and

      WHEREAS, Rule 13d-1(f) under the Act provides that, whenever two or more persons are permitted to file a statement on Schedule 13G with respect to the same securities, only one such statement need be filed, provided such persons agree in writing that such statement is filed on behalf of each of them.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

      Each of JCA, T-A and Givel hereby agrees, in accordance with Rule 13d-1(f) under the Act, to file jointly any and all statements and amended statements on
Schedule 13G (the "Statements") which may now or hereafter be required to be filed by them with respect to the Common Stock beneficially owned or deemed to be beneficially owned by each of them pursuant to Sections 13(d) and 13(g) of the Act and the rules thereunder, including without limitation any and all Statements filed to report the fact that the Reporting Persons have ceased to be the beneficial owners, individually and/or in the aggregate, of more than five percent of the Common Stock.

      Each of JCA, T-A and Givel hereby agrees that such Statements shall be filed jointly on behalf of each of them, and that a copy of this Agreement shall be filed as an exhibit thereto in accordance with Rule 13d-1(f)(iii) under the Act.

      Each of JCA, T-A and Givel agrees that neither this Agreement nor the filing of any Statements shall be construed to be an admission that any of JCA, T-A and Givel is a member of a "group" pursuant to Sections 13(d) and 13(g) of the Act and the rules thereunder.

      This Agreement may be executed in counterparts which together shall constitute one agreement.
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CUSIP No. 879101103                SCHEDULE 13G              Page 12 of 13 Pages


      IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be signed on their behalf by their duly authorized representatives as of the date first above written.




                                 /s/ Jean-Claude Asscher
                          ------------------------------------------------------
                          Jean-Claude Asscher, in his individual capacity and on behalf of Tekelec-Airtronic, S.A.



                                 /s/ Edouard Givel
                          ------------------------------------------------------
                          Edouard Givel, in his individual capacity